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                                  EXHIBIT 10.4


October 28, 1996



Mr. Robert G. Schatz
North East Insurance Company
P.O. Box 1418
Scarborough, Maine 04070-1418

Re:      Special Payments
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Dear Bob,

This letter memorializes the actions taken by the Board of Directors of North East Insurance Company (the "Board" of the "Company") on October 28, 1996, to resolve any and all questions over your entitlements for services to date under your Employment Agreement dated March 26, 1991 (the "Employment Agreement"), and to secure your future services to the Company. When countersigned by you, this letter will constitute an agreement between you and the Company whereby the Company agrees to provide you with certain compensation (the "Compensation") described below. In return, you agree to release the Board, the Company, its agents and employees from any and all claims for relief or damages of any kind that you may have against them to date under the scope and terms of the Employment Agreement.

The Compensation shall be as follows:

     (1) The Company shall make a lump sum cash payment to you in the amount of $60,000 on or before December 31, 1996.

     (2) For each of the ten calendar years commencing in 1997 and ending in 2006, the Company will make a special bonus payment to you, on or before the last day of each such year. Each special bonus shall be in the amount of $33,996.85. If your employment termination is the result of (a) a voluntary termination by you, other than a termination for "Good Reason" as defined in Section 4 of the Employment Continuity Agreement executed between the Company and you on December 11, 1996 (the "ECA"), or (b) a termination by the Company for "Good Cause" as defined in Section 6 of the ECA, you shall forfeit any rights to any remaining unpaid special bonuses.



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Mr. Robert G. Schatz
October 28, 1996
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     (3)  You have been awarded an option to purchase up to 200,000 shares of the common stock of the Company at an exercise price of $1.6875. If the Company's Shareholders fail to approve this Option on or before the next annual meeting of the Shareholders, the Option and this Agreement shall terminate, and your release of claims as described above shall have no effect, provided you agree that any compensation actually paid hereunder shall be offset against any such claims.

If you agree to the terms of this letter, please indicate your agreement by writing the date and your signature on the lines provided below.

Sincerely yours,

NORTH EAST INSURANCE COMPANY


By: /s/ Samuel Koren
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        Samuel M. Koren, Secretary



By: /s/ Wilson G. Hess
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        Wilson G. Hess
        Executive Committee Member

                                                 /s/ Robert G. Schatz
                                                 -------------------------------
                                                     Robert G. Schatz, President


                                                 December 11, 1996
                                                 -------------------------------
                                                     Date




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